Exhibit 99.1

August 14, 2018

Cree Reports Financial Results for the Fourth Quarter and Fiscal Year 2018

DURHAM, N.C. -- Cree, Inc. (Nasdaq: CREE) today announced revenue of $409 million for its fourth quarter of fiscal 2018, ended June 24, 2018. This represents a 14% increase compared to revenue of $359 million reported for the fourth quarter of fiscal 2017, and a 15% increase compared to the third quarter of fiscal 2018. GAAP net loss for the fourth quarter was $33 million, or $0.33 per diluted share, compared to GAAP net loss of $6 million, or $0.06 per diluted share, for the fourth quarter of fiscal 2017. On a non-GAAP basis, net income for the fourth quarter of fiscal 2018 was $12 million, or $0.11 per diluted share, compared to non-GAAP net income for the fourth quarter of fiscal 2017 of $4 million, or $0.04 per diluted share.

For fiscal year 2018, Cree reported revenue of $1.49 billion, which represents a 1% increase when compared to revenue of $1.47 billion for fiscal 2017. GAAP net loss was $280 million, or $2.81 per diluted share, which includes a $247.5 million impairment charge attributable to Cree's Lighting Products segment taken in the third fiscal quarter. This compares to a GAAP net loss of $98 million, or $1.00 per diluted share, for fiscal 2017. On a non-GAAP basis, net income for fiscal year 2018 was $19 million, or $0.19 per diluted share, compared to $50 million, or $0.50 per diluted share, for fiscal 2017.

“Fiscal year 2018 finished with good momentum, with fourth quarter non-GAAP earnings per share that exceeded the top end of our range driven by Wolfspeed growth and gross margin improvement," stated Gregg Lowe, Cree CEO. "The demand for Silicon Carbide and GaN technologies continues to grow, as evidenced by the excellent results of our Wolfspeed business. We are expanding our manufacturing footprint and broadening our product portfolio to extend our leadership position in this market and drive growth."

Business Outlook:

For its first quarter of fiscal 2019 ending September 23, 2018, Cree targets revenue in a range of $395 million to $415 million. GAAP net loss is targeted at $9 million to $14 million, or $0.09 to $0.14 per diluted share. Non-GAAP net income is targeted in a range of $10 million to $14 million, or $0.10 to $0.14 per diluted share. Targeted GAAP and non-GAAP earnings reflect the negative impact of approximately $0.02 per diluted share for the tariffs that went into effect on July 6, 2018. Targeted non-GAAP income excludes $23 million of pre-tax expenses related to stock-based compensation expense, Lighting Products restructuring costs and the amortization of acquisition-related intangibles. The GAAP and non-GAAP targets do not include any estimated change in the fair value of Cree’s Lextar investment.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter and fiscal year 2018 results and the fiscal first quarter 2019 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is an innovator of Wolfspeed™ power and radio frequency (RF) semiconductors, lighting class LEDs and lighting products. Cree’s Wolfspeed product families include SiC materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging inverters, power supplies, telecom and military and aerospace. Cree’s LED product families include blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and specialty lighting applications. Cree’s LED lighting systems and lamps serve indoor and outdoor applications.

For additional product and Company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including those with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we, or our channel partners, are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our commercial Lighting Products segment results will continue to suffer if new issues arise regarding issues related to product quality for this business; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; the risk that the economic and political uncertainty caused by the already imposed and proposed tariffs by the United States on Chinese goods, and corresponding Chinese tariffs in response, may negatively impact demand for our products; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that customers do not maintain favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs, including costs associated with warranty returns or the potential recall of our products; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that we are not able to enter into acceptable contractual arrangements with the significant customers of the acquired Infineon Technologies AG (Infineon) RF Power business or otherwise not fully realize anticipated benefits of the transaction; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that our investments may experience periods of significant stock price volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development, such as our pipeline of Wolfspeed products, improved LED chips, LED components, and LED lighting products; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures, joint ventures or investments generally; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 25, 2017, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® is a registered trademark and Wolfspeed™ is a trademark of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Revenue, net	$409,454	$358,939	$1,493,680	$1,473,000
Cost of revenue, net	293,803	260,938	1,086,038	1,038,428
Gross profit	115,651	98,001	407,642	434,572
Gross margin percentage	28.2%	27.3%	27.3%	29.5%

Operating expenses:
Research and development	42,447	39,257	164,321	158,549
Sales, general and administrative	82,194	64,039	283,489	277,175
Amortization or impairment of acquisition-related intangibles	9,735	6,792	30,772	27,499
Loss on disposal or impairment of long-lived assets	1,889	980	10,692	2,521
Goodwill impairment charges	—	—	247,455	—
Wolfspeed transaction termination fee	—	—	—	(12,500)
Total operating expenses	136,265	111,068	736,729	453,244

Operating loss	(20,614)	(13,067)	(329,087)	(18,672)
Operating loss percentage	(5.0)%	(3.6)%	(22.0)%	(1.3)%

Non-operating (expense) income, net	(4,369)	9,057	11,642	14,008
Loss from operations before income taxes	(24,983)	(4,010)	(317,445)	(4,664)
Income tax expense (benefit)	8,288	1,880	(37,522)	93,454
Net loss	(33,271)	(5,890)	(279,923)	(98,118)
Net (loss) income attributable to noncontrolling interest	(15)	—	45	—
Net loss attributable to controlling interest	($33,256)	($5,890)	($279,968)	($98,118)

Diluted loss per share	($0.33)	($0.06)	($2.81)	($1.00)

Shares used in diluted per share calculation	100,981	97,548	99,530	98,487

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 24, 2018	June 25, 2017

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$387,085	$610,938
Accounts receivable, net	153,875	148,392
Income tax receivable	2,434	8,040
Inventories	296,015	284,385
Prepaid expenses	28,310	23,305
Other current assets	20,191	23,390
Current assets held for sale	2,180	2,180
Total current assets	890,090	1,100,630
Property and equipment, net	661,319	581,263
Goodwill	620,330	618,828
Intangible assets, net	390,054	274,315
Other long-term investments	57,501	50,366
Deferred income taxes	6,451	11,763
Other assets	11,800	12,702
Total assets	$2,637,545	$2,649,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$151,307	$133,185
Accrued salaries and wages	53,458	41,860
Other current liabilities	43,528	36,978
Total current liabilities	248,293	212,023

Long-term liabilities:
Long-term debt	292,000	145,000
Deferred income taxes	3,056	49,860
Other long-term liabilities	22,115	20,179
Total long-term liabilities	317,171	215,039

Shareholders’ equity:
Common stock	125	121
Additional paid-in-capital	2,549,125	2,419,517
Accumulated other comprehensive income, net of taxes	596	5,909
Accumulated deficit	(482,710)	(202,742)
Total shareholders’ equity	2,067,136	2,222,805
Noncontrolling interest	4,945	—
Total liabilities and shareholders’ equity	$2,637,545	$2,649,867

CREE, INC.
UNAUDITED CONSOLIDATED CASH FLOWS
(in thousands)

	Fiscal Years Ended
	June 24, 2018	June 25, 2017
	(In thousands)
Cash flows from operating activities:
Net loss	($279,923)	($98,118)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	153,937	150,508
Stock-based compensation	43,203	47,725
Excess tax benefit from share-based payment arrangements	—	2
Goodwill impairment charges	247,455	—
Loss on disposal or impairment of long-lived assets	10,692	2,521
Amortization of premium/discount on investments	4,809	5,427
Gain on equity method investment	(7,143)	(7,543)
Foreign exchange gain on equity method investment	(550)	(2,644)
Deferred income taxes	(40,038)	74,918
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable, net	(4,764)	16,955
Inventories	10,998	17,918
Prepaid expenses and other assets	(5,358)	17,438
Accounts payable, trade	14,296	(4,818)
Accrued salaries and wages and other liabilities	19,744	(4,389)
Net cash provided by operating activities	167,358	215,900
Cash flows from investing activities:
Purchases of property and equipment	(185,688)	(86,928)
Purchases of patent and licensing rights	(10,115)	(12,405)
Proceeds from sale of property and equipment	614	1,392
Purchases of short-term investments	(200,688)	(200,405)
Proceeds from maturities of short-term investments	224,171	125,922
Proceeds from sale of short-term investments	176,981	27,174
Purchase of acquired business, net of cash acquired	(429,162)	—
Net cash used in investing activities	(423,887)	(145,250)
Cash flows from financing activities:
Proceeds from issuing shares to noncontrolling interest	4,900	—
Payment of acquisition-related contingent consideration	(1,850)	(2,775)
Proceeds from long-term debt borrowings	670,000	468,000
Payments on long-term debt borrowings	(523,000)	(483,000)
Net proceeds from issuance of common stock	92,621	17,716
Excess tax benefit from share-based payment arrangements	—	(2)
Repurchases of common stock	—	(104,017)
Net cash provided by (used in) financing activities	242,671	(104,078)
Effects of foreign exchange changes on cash and cash equivalents	185	(129)
Net decrease in cash and cash equivalents	(13,673)	(33,557)
Cash and cash equivalents:
Beginning of period	132,597	166,154
End of period	$118,924	$132,597
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,093	$3,588
Cash paid for income taxes	$1,191	$8,494
Significant non-cash transactions:
Accrued property and equipment	$15,028	$10,173

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the Company's reportable segments as reviewed by the Company's Chief Executive Officer, its Chief Operating Decision Maker (CODM), for the three months and year ended June 24, 2018 and the three months and year ended June 25, 2017. The CODM does not review inter-segment transactions when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the Company's consolidated revenue.

	Three Months Ended
	June 24, 2018	June 25, 2017	Change
Wolfspeed revenue	$110,010	$60,831	$49,179	81%
Wolfspeed percent of revenue	26.9%	16.9%
LED Products revenue	155,784	143,445	12,339	9%
LED Products percent of revenue	38.0%	40.0%
Lighting Products revenue	143,660	154,663	(11,003)	(7)%
Lighting Products percent of revenue	35.1%	43.1%
Total revenue	$409,454	$358,939	$50,515	14%

	Year Ended
	June 24, 2018	June 25, 2017	Change
Wolfspeed revenue	$328,638	$221,231	$107,407	49%
Wolfspeed percent of revenue	22.0%	15.0%
LED Products revenue	596,284	550,302	45,982	8%
LED Products percent of revenue	39.9%	37.4%
Lighting Products revenue	568,758	701,467	(132,709)	(19)%
Lighting Products percent of revenue	38.1%	47.6%
Total revenue	$1,493,680	$1,473,000	$20,680	1%

	Three Months Ended
	June 24, 2018	June 25, 2017	Change
Wolfspeed gross profit	$52,640	$27,698	$24,942	90%
Wolfspeed gross margin	47.9%	45.5%
LED Products gross profit	42,734	37,206	5,528	15%
LED Products gross margin	27.4%	25.9%
Lighting Products gross profit	29,116	36,803	(7,687)	(21)%
Lighting Products gross margin	20.3%	23.8%
Unallocated costs	(3,540)	(3,706)	166	4%
COGS acquisition related costs	(5,299)	—	(5,299)	(100)%
Consolidated gross profit	$115,651	$98,001	$17,650	18%
Consolidated gross margin	28.2%	27.3%

	Year Ended
	June 24, 2018	June 25, 2017	Change
Wolfspeed gross profit	$158,455	$103,465	$54,990	53%
Wolfspeed gross margin	48.2%	46.8%
LED Products gross profit	157,914	151,675	6,239	4%
LED Products gross margin	26.5%	27.6%
Lighting Products gross profit	108,919	196,218	(87,299)	(44)%
Lighting Products gross margin	19.2%	28.0%
Unallocated costs	(12,221)	(16,786)	4,565	27%
COGS acquisition related costs	(5,425)	—	(5,425)	(100)%
Consolidated gross profit	$407,642	$434,572	($26,930)	(6)%
Consolidated gross margin	27.3%	29.5%
Reportable Segments Description
The Company's Wolfspeed segment's products consists of silicon carbide (SiC) and gallium nitride (GaN) materials, and power devices and RF devices based on silicon (Si) and wide bandgap semiconductor materials. The Company's LED Products segment's products consists of LED chips and LED components. The Company's Lighting Products segment's products consist of LED lighting systems and lamps.
Financial Results by Reportable Segment
The Company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit in the consolidated statements of loss must be included to reconcile the consolidated gross profit presented in the preceding table to the Company's consolidated loss before taxes.
The Company allocates direct costs and indirect costs to each segment's cost of revenue. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs consist primarily of manufacturing employees' stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans and matching contributions under the Company's 401(k) Plan.
The cost of goods sold (COGS) acquisition related cost adjustment includes inventory fair value amortization of the fair value increase to inventory recognized at the date of acquisition, and acquisition costs resulting from the purchase of certain assets from Infineon's RF Power (RF Power) business in our fiscal third quarter, impacting cost of revenue for fiscal 2018. These costs were not allocated to the reportable segments’ gross profit for fiscal 2018 because they represent an adjustment which does not provide comparability to the corresponding prior period and therefore were not reviewed by our CODM when evaluating segment performance and allocating resources.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating income, non-GAAP non-operating income, net, non-GAAP net income, non-GAAP earnings per diluted share and free cash flow.

Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP expenses, which are expenses less expenses in the various categories described below. Both our GAAP targets and non-GAAP targets do not include any estimated changes in the fair value of our Lextar investment.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.
Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Costs associated with purchase of RF Power business. The Company incurred transaction, transition, and integration costs in fiscal 2018 in conjunction with the purchase of certain assets of the RF Power business. Additionally, this includes the inventory cost basis step-up on the acquired inventories. Cree excludes these items because they have no direct correlation to the ongoing operating results of Cree's business.
Amortization or impairment of acquisition-related intangibles. Cree incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.
LED Products segment restructuring charges or gains. In June 2015, Cree’s board of directors approved a plan to restructure the LED Products segment. The restructuring, which was completed during fiscal 2016, reduced excess capacity and overhead in order to improve the cost structure moving forward. The components of the restructuring included the planned sale or abandonment of certain manufacturing equipment, facility consolidation and the elimination of certain positions. Because these charges relate to assets which have been retired prior to the end of their estimated useful lives and severance costs for eliminated positions, Cree does not consider these charges to be reflective of ongoing operating results. Similarly, Cree does not consider realized gains on the sale of assets relating to the restructuring to be reflective of ongoing operating results.
Lighting Products segment restructuring charges or gains. In April 2018, the Company approved a plan to restructure the Lighting Products segment. The restructuring, which is expected to be completed during the first quarter of fiscal 2019, aims to realign the Company's cost base with the long-range business strategy that was announced February 26, 2018. The components of the restructuring include the sale or abandonment of certain equipment, facility consolidation, and elimination of certain positions. Because these charges relate to assets which have been retired prior to the end of their estimated useful lives and severance costs for eliminated positions, Cree does not believe these charges are reflective of ongoing operating results. Similarly, Cree does not consider the realized losses on sale of assets relating to the restructuring to be reflective of ongoing operating results.
Goodwill impairment charges. The Company determined that the carrying value of the Lighting Products segment was in excess of the segment's fair value during the third quarter of fiscal 2018 in connection with the preparation of the financial statements for such period, resulting in an impairment charge. Cree excludes this item from its non-GAAP measures because it is a non-cash expense that Cree does not believe to be reflective of ongoing operating results.
Transaction costs and termination fee associated with the terminated sale of the Wolfspeed business. The Company incurred transaction costs in conjunction with the previously proposed sale of its Wolfspeed business to Infineon. In addition, as a result of the termination of the agreement to sell the Wolfspeed business, Infineon paid a termination fee to the Company. Because these costs were incurred, and the termination fee received, relative to a portion of the business which was previously reported as discontinued operations in fiscal 2017, Cree does not consider the transaction costs and the receipt of termination fees to be reflective of ongoing operating results, and as such, has excluded these items from its non-GAAP measures.
Severance pay associated with termination of key executive personnel. The Company incurred costs in fiscal 2018 in conjunction with the termination of key executive personnel. Cree excludes these items because they have no direct correlation to the ongoing operating results of Cree's business.
Changes in the fair value of our Lextar investment. The Company's common stock ownership investment in Lextar Electronics Corporation is accounted for utilizing the fair value option. As such, changes in fair value are recognized in income, including fluctuations due to the exchange rate between the New Taiwan Dollar and the United States Dollar. Cree excludes the impact of these gains or losses from its non-GAAP measures because they are non-cash impacts that Cree does not believe are reflective of ongoing operating results. Additionally, Cree excludes the impact of dividends received on its Lextar investment as Cree does not believe it is reflective of ongoing operating results.
Foreign exchange gain on acquisition of RF Power business. The Company incurred foreign exchange gains on hedges purchased for the RF Power business asset purchase. Cree excludes the impact of this gain because it is not considered to be reflective of ongoing operations.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income. Non-GAAP net income is presented using a non-GAAP tax rate. The Company’s non-GAAP tax rate represents a recalculation of the GAAP tax rate reflecting the exclusion of the non-GAAP items.
Cree expects to incur many of these same expenses, including income taxes associated with these expenses, in future periods. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Cree considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
GAAP gross profit	$115,651	$98,001	$407,642	$434,572
GAAP gross margin percentage	28.2%	27.3%	27.3%	29.5%
Adjustments:
Stock-based compensation expense	1,970	2,415	7,372	10,427
Costs related to the RF Power acquisition	5,299	—	5,425	—
Non-GAAP gross profit	$122,920	$100,416	$420,439	$444,999
Non-GAAP gross margin percentage	30.0%	28.0%	28.1%	30.2%

Non-GAAP Operating Income

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
GAAP operating loss	($20,614)	($13,067)	($329,087)	($18,672)
GAAP operating income percentage	(5.0)%	(3.6)%	(22.0)%	(1.3)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	1,970	2,415	7,372	10,427
Research and development	1,553	2,151	8,383	10,619
Sales, general and administrative	6,361	4,741	27,448	26,679
Total stock-based compensation expense	9,884	9,307	43,203	47,725
Costs related to the RF Power acquisition	9,567	—	13,891	—
Amortization or impairment of acquisition-related intangibles	9,735	6,792	30,772	27,499
Costs associated with LED business restructuring	—	—	—	15
Costs associated with Lighting business restructuring	5,964	—	5,964	—
Goodwill impairment charges	—	—	247,455	—
Transaction costs related to the terminated sale of the Wolfspeed business	—	121	—	11,947
Wolfspeed transaction termination fee	—	—	—	(12,500)
Executive severance	—	—	6,223	—
Total adjustments to GAAP operating loss	35,150	16,220	347,508	74,686
Non-GAAP operating income	$14,536	$3,153	$18,421	$56,014
Non-GAAP operating income percentage	3.6%	0.9%	1.2%	3.8%

Non-GAAP Non-Operating Income, net

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
GAAP non-operating (loss) income, net	($4,369)	$9,057	$11,642	$14,008
Adjustment:
Net changes in the fair value of Lextar investment	2,359	(7,607)	(7,696)	(10,203)
Foreign exchange gain on RF Power acquisition	—	—	(1,941)	—
Non-GAAP non-operating (loss) income, net	($2,010)	$1,450	$2,005	$3,805

Non-GAAP Net Income

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
GAAP net loss	($33,256)	($5,890)	($279,968)	($98,118)
Adjustments:
Stock-based compensation expense	9,884	9,307	43,203	47,725
Costs related to the RF Power acquisition	9,567	—	13,891	—
Amortization or impairment of acquisition-related intangibles	9,735	6,792	30,772	27,499
Costs associated with LED business restructuring	—	—	—	15
Costs associated with Lighting business restructuring	5,964	—	5,964	—
Goodwill impairment charges	—	—	247,455	—
Transaction costs related to the terminated sale of the Wolfspeed business	—	121	—	11,947
Wolfspeed transaction termination fee	—	—	—	(12,500)
Executive severance	—	—	6,223	—
Net changes in the fair value of Lextar investment	2,359	(7,607)	(7,696)	(10,203)
Foreign exchange gain on RF Power acquisition	—	—	(1,941)	—
Total adjustments to GAAP net loss before provision for income taxes	37,509	8,613	337,871	64,483
Income tax effect *	7,291	1,102	(39,072)	83,353
Non-GAAP net income	$11,544	$3,825	$18,831	$49,718

Income per share
Non-GAAP diluted net income per share	$0.11	$0.04	$0.19	$0.50

Shares used in diluted net income per share calculation
Non-GAAP shares used	100,981	97,548	99,530	98,487
*Estimated income tax effect is based upon the Company's overall consolidated effective tax rate for the given period.

Free Cash Flow

	Three Months Ended		Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Cash flow from operations	$41,937	$52,746	$167,358	$215,900
Less: PP&E spending	(57,256)	(30,033)	(185,688)	(86,928)
Less: Patents spending	(2,202)	(3,529)	(10,115)	(12,405)
Total free cash flow	($17,521)	$19,184	($28,445)	$116,567

CREE, INC.
Business Outlook Unaudited GAAP to Non-GAAP Reconciliation
(in millions)

Three Months Ended
September 23, 2018
GAAP net loss outlook range	($9) to ($14)
Adjustments:
Stock-based compensation expense	12
Amortization or impairment of acquired intangibles	9
Lighting Products restructuring costs	2
Total adjustments to GAAP net loss before provision for income taxes	23
Income tax effect	0 to 1
Non-GAAP net income outlook range	$10 to $14

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
investorrelations@cree.com

Source: Cree, Inc.